Exhibit 10.1

Liquidmetal Technology Limited

Room 906, Tai Tung Building, 8 Fleming Road

Wanchai, Hong Kong

August 11, 2016

Liquidmetal Technologies, Inc.
30452 Esperanza

Rancho Santa Margarita, CA 92688

Re:	Securities Purchase Agreement by and between Liquidmetal Technology Limited and Liquidmetal Technologies, Inc. dated March 10, 2016 (the “Agreement”)

Gentlemen:

The purpose of this letter agreement is to amend and restate Sections 1(b)(ii), 4(m) and 5(b)(ii) in the above referenced Agreement as set forth below:

Section 1(b)(ii):

Subject to the satisfaction (or written waiver) of the conditions thereto set forth in Section 5(b) and Section 6(b) below, and unless this Agreement is otherwise terminated in accordance herewith, the date and time of the issuance of the Second Closing Shares and the Third Closing Shares pursuant to this Agreement (the “Second / Third Closing Date” and together with the First Closing Date, the "Closing Dates") shall occur contemporaneously and shall be on or before December 31, 2016. The closing of the transactions contemplated by Section 1(a)(ii) and 1(a)(iii) of this Agreement (the “Second / Third Closing” and together with the First Closing, the “Closings”) shall occur on the Second / Third Closing Date at the Company's offices, or such other location as may otherwise be agreed upon by the parties. At or prior to the Second/Third Closing, Investor and the Company shall execute any related agreements or other documents required to be executed and/or delivered hereunder.

Section 4(m):

In the event the Investor fails to complete both the Second Closing and the Third Closing by December 31, 2016 (unless such failure is a result of a material failure of a condition set forth in Section 6(b) hereof), then the rights set forth in Sections 4(k)(ii) and 4(j) hereof shall immediately and automatically terminate. In addition, in the event the Second / Third Closing is not consummated by December 31, 2016 (provided that such failure is not a result of a breach by the Company of this Agreement), the Company will thereupon have the right to repurchase all or any portion of the First Closing Shares at $0.08 per share (subject to adjustment for stock splits, reverse stock splits, and the like occurring after the date of this Agreement) on or before December 31, 2017.

Section 5(b)(ii):

Investor shall have delivered both the Second Closing Purchase Price and the Third Closing Purchase Price in a single closing in accordance with Section 1(a)(ii) and Section 1(a)(iii) above on or before December 31, 2016.

The parties acknowledge that the Put Right (as defined in the Agreement) has become null and void. We kindly request that you execute this letter below indicating that you agree with the above Amendment and statements.

Liquidmetal Technology Limited By: /s/ Yeung Tak Lugee Li Name: Yeung Tak Lugee Li Title: CEO

ACKNOWLEDGED AND AGREED:

Liquidmetal Technologies, Inc.

By: /s/ Thomas Steipp

Name: Thomas Steipp

Title: CEO